COMMAND SECURITY CORPORATION
                      Route 55, Lexington Park
                   Lagrangeville, New York 12540

                  _______________________________

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held November 18, 1996
                  ________________________________


To the Shareholders of Command Security Corporation:

       The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on November 18, 1996, at 10:30 o'clock in the forenoon, New York time, for the following purposes:

       1. To elect four directors to hold office until their respective two year terms expire and until their successors have been elected and qualified.

       2. To ratify the selection of auditors for the fiscal year ending March 31, 1997.

       3. To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on October 18, 1996, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                              By order of the Board of Directors.



                              Debra M. Miller, Secretary

Dated: October 21, 1996
            Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

                          COMMAND SECURITY CORPORATION
                            Route 55, Lexington Park
                          Lagrangeville, New York 12540

                         ______________________________


                                 PROXY STATEMENT

                         ______________________________


      This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Command Security Corporation (the "Company") to be used at the annual meeting of shareholders of the Company to be held on November 18, 1996, at 10:30 o'clock in the forenoon, New York time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at anytime before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the board of directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about October 21, 1996. The Company may require the assistance of certain broker-dealers in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

      As of October 18, 1996, there were 6,936,706 shares of common stock issued and outstanding, held by approximately 1,000 beneficial owners and 250 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on October 18, 1996 will be entitled to vote at the meeting.

     Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on Proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

                       ELECTION OF DIRECTORS

      The Company's bylaws provide for the board to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the board. The board has resolved that the number of directors shall be eight (8). Proxies cannot be voted for a greater number of persons than the number of nominees named.

      The board proposes that Messrs. H. Richard Dickinson, Peter T. Kikis, Lloyd H. Saunders, III and Steven B. Sands, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the annual meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person of their choice as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the board of directors in accordance with the Company's Certificate of Incorporation and bylaws.

       In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

     The board of directors recommends that shareholders vote FOR the foregoing nominees.

     The following information is furnished as to the nominees:

Name                    Age   Title                         Since

H. Richard Dickinson    49    Executive Vice President,     1995
                              Chief Financial Officer
                              and Director

Peter T. Kikis          73    Director                      1995

Steven B. Sands         37    Director                      1994

Lloyd H.Saunders, III   42    Director                      1995

      H. Richard Dickinson was appointed Executive Vice President and Chief Financial Officer of the Company on February 24, 1995, in connection with the Company's acquisition of United Security Group, Inc. ("United"). Before joining the Company, Mr. Dickinson was the vice president and chief financial officer of United since 1989, and a director since 1993. Mr. Dickinson has 13 years of industry experience. From 1978 to 1982 he was employed by Burns International Security Services, initially as director of corporate taxation and thereafter as vice president and treasurer where his responsibilities included corporate accounting and SEC reporting. In 1982, Borg
Warner acquired Burns; Mr. Dickinson remained at Burns until 1984 when he became assistant treasurer and then assumed the role of treasurer of the Protective Services Group. Mr. Dickinson was named to the Company's board as of May 4, 1995.

      Peter T. Kikis became a director of the Company on February 24, 1995 in connection with the acquisition of United. He is a director of Deltec International S.A., the parent of Deltec Development Corporation, the subordinated debt lender to the Company. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the board of directors and a principal of McRoberts Protective Agency, a New York-based provider of security guard services.

      Steven B. Sands was placed on the board on April 13, 1994, in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of the Board of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; Semi-Conductor Packaging Materials, Inc.; Digital Solutions, Inc.; and Brightpoint Financing for Science International.

      Lloyd H. Saunders, III became a director of the Company on February 24, 1995, in connection with the acquisition of United. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the director of corporate finance for Whale Securities, New York, New York.

      Each member of the board entered into a shareholder Voting Agreement on March 8, 1995, which was finally agreed to on March 24, 1995, and which has been amended to include H. Richard Dickinson. It provides that each person then on the board will (i) vote all shares beneficially owned by him for the election to directorships of each of the other members of the board, (ii) refrain from voting any of his shares for any action that would result in the increase or decrease of the number of positions on the board or for the removal, without cause, of any member of the board, and (iii) in the event of death, resignation or removal of any director, vote all of his shares in favor of the election of the person designated as replacement in accordance with the shareholders Voting Agreement.

      The provisions of the shareholder Voting Agreement will make it more difficult for the shareholders to replace the current directors. The shareholders Voting Agreement provides that it will remain in effect so long as the parties thereto continue to hold shares.


                  DIRECTORS AND EXECUTIVE OFFICERS

     The Company's By-Laws require that the Board be divided into two classes once the size of the Board is greater than six. The Board size exceeded six in February of 1995. The first class consists of directors Steven B. Sands, Peter T. Kikis, Lloyd H. Saunders, III and
H. Richard Dickinson. The second class consists of William C. Vassell, Gordon Robinett, Peter J. Nekos and Gregory J. Miller. The terms of the directors in the first class expires at the upcoming annual meeting of Shareholders. The terms of the directors in the second class will expire at the annual meeting of Shareholders in 1997 and until their successors are elected and qualified. Each director's term is for two years. A classified board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board. This provision is applicable to every election of directors after the initial classification.

      Each member of the Board entered into a Shareholder Voting Agreement on March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson. It provides that each person then on the Board will (i) vote all shares beneficially owned by him (his "Shares") for the election to directorships of each of the other members of the Board,
(ii) refrain from voting any of his Shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all of his Shares in favor of the election of the person designated as replacement in accordance with the Shareholders Voting Agreement.

      Simultaneously with the execution of the Shareholders Voting Agreement, all of the persons then on the Board signed a Unanimous Written Consent which provides for them to designate certain members of the Board as replacements for any current director upon death, resignation, removal or inability to serve. Messrs. Vassell, Nekos, Miller and Robinett were given the authority to nominate their replacements; Messrs. Dickinson, Sands and Saunders were given the authority to nominate their replacements; and Mr. Kikis was given the authority to nominate his replacement. The Board members agreed that their respective nominees of any replacements could be provided at a later date.

      The Company has the following standing committees: Executive, Compensation, and Audit. The Executive Committee includes Messrs. Vassell, Kikis, and Dickinson. The Executive Committee advises management between board meetings and considers matters prior to presentation by the full board. The Executive Committee meets regularly (at least twice monthly). The Compensation Committee
includes   Messrs.  Vassell,  Sands,  and  Kikis.   The  Compensation
Committee advises the board on compensation-related issues with respect to the Company's employees. The Audit Committee includes Messrs. Robinett, Nekos and Saunders. The Audit Committee is responsible for recommending a selection for the Company's accountants and for advising the board with respect to all audit, control and accounting matters. The Compensation Committee and Audit Committee each met once during the fiscal year ended March 31, 1996. All committee meetings were attended by at least 75% of the directors comprising the committee.

      The Company's Board of Directors met four times during the fiscal year ended March 31, 1996 and took action by unanimous written consent on six occasions. Each non-employee member of the Board was paid $625 per Board meeting.

The following table provides information concerning each person who was an executive officer or director of the Company at October 18, 1996.

Name                     Age       Title

William C. Vassell       38        Chairman of the Board

Gordon Robinett          60        Vice Chairman of the Board
                                   and Director

H. Richard Dickinson     49        Executive Vice  President, Chief
                                   Financial Officer and
                                   Director

Gregory J. Miller        37        Director

Peter J. Nekos           68        Director

Peter T. Kikis           73        Director

Steven B. Sands          37        Director

Lloyd H. Saunders, III   42        Director

Eugene U. McDonald       46        Sr. Vice President --Operations

Debra M. Miller          41        Secretary

     William C. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when he acquired the remaining 50% equity interest in the Company (he became a 50% owner of the Company in 1980). In connection with the acquisition of United, Mr. Vassell resigned as President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980. Mr.
Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

      Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995. He served as Treasurer of the
Company from May, 1990 until August 1, 1996 when Mr. Robinett and the Company agreed to mutually terminate his employment. He has been a director since 1990. From May 1989 to April 1990, Mr. Robinett was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors. At Uniforce, Mr. Robinett had responsibility for all corporate accounting and financial management, and he maintained regular contact with all Uniforce franchisees and supervised the analysis of their operating statements.

      H. Richard Dickinson was appointed Executive Vice President and Chief Financial Officer of the Company on February 24, 1995, in connection with the acquisition of United. Before joining the Company, Mr. Dickinson was the Vice President and Chief Financial Officer of United Security Group Inc. since 1989 and a Director of United since 1993. Mr. Dickinson has 14 years of industry experience. From 1978 to 1982 he was employed by Burns International Security Services, initially as Director of Corporate Taxation and thereafter as Vice President and Treasurer where his responsibilities included corporate accounting and SEC reporting. In 1982, when Borg Warner acquired Burns, Mr. Dickinson remained at Burns until 1984 when he became Assistant Treasurer and then assumed the role of Treasurer of the Protective Services Group. Mr. Dickinson was named to the Board as of May 4, 1995.

      Peter T. Kikis became a director of the Company on February 24, 1995 in connection with the acquisition of United. He is a director of Deltec International S.A., the parent of Deltec Development Corporation, the subordinated debt lender to the Company. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the Board of Directors and a principal of McRoberts Protective Agency, a New York based provider of security guard services.

      Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

      Peter J. Nekos has been a director of the Company since March 1991, when he was elected to fill a vacancy arising from the death of Edward Hyde. Mr. Nekos is a certified public accountant and, since July 1986, he has operated his own accounting firm in Mamaroneck, New York, from July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York.

      Steven B. Sands was placed on the board on April 13, 1994, in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of the Board of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; Semi-Conductor Packaging Materials, Inc.; Digital Solutions, Inc.; and Brightpoint Financing for Science International.

      Lloyd H. Saunders, III, became a director of the Company on February 24, 1995, in connection with the acquisition of United. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the Director of Corporate Finance for Whale Securities, New York, New York.

      Eugene U. McDonald has more than 20 years experience in the security business. He joined the Company in October of 1992 as Vice President of Corporate Services, and recently took over the position of Senior Vice President - Operations. Mr. McDonald has held senior management positions with Globe Security (1973-1990) and Burns International Security Services (1990-1992). He has extensive direct personal experience with the handling of specialized security personnel for cleared facilities as evidenced by his duties as Group Vice President - Energy Services for Globe Security. He is active in the American Nuclear Society, Institute of Nuclear Materials Management, American Society for Industrial Security and the Connecticut Police Chiefs Association.

      Debra Miller has been employed by the Company since September 1983, initially as Office Manager and, since March 1986, as Corporate Secretary.

                      OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within 60 days of October 18, 1996, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of October 18, 1996. The address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

      Other than as set forth in the following table or pursuant to the Shareholders Voting Agreement, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.


                         Amount and
                         Nature of
                         Beneficial
Name                     Ownership (1)       Percent of Class (13)
William C. Vassell       1,486,950 (2)            19.9%

Steven B. Sands/         1,261,311 (3)            17.7%
Sands Brothers &
Co., Ltd.
90 Park Avenue
New York, NY 10016

Gordon Robinett            262,500 (4)            3.6%

Peter T. Kikis             231,000 (5)            3.2%

Peter J. Nekos              23,500 (6)             *

Eugene U. McDonald          16,000 (7)             *

Debra Miller                17,600 (8)             *

Lloyd H. Saunders, III       7,500 (9)             *

Gregory J. Miller           10,000 (11)            *

H. Richard Dickinson        35,000 (12)            *
ISS International

Service Systems, Inc.      510,000 (10)           6.8%
375 Hudson Street
New York, NY 10014

All officers and         3,301,361 (2)(3)(4)     40.7%
directors as a group     (5)(6)(7)(8)(9)
(10 Persons)             (11)(12)


 *   Less than 1 percent.

(1) The Company has been advised that all individuals listed above, except Steven B. Sands (see Note (3), below) and Peter
       T. Kikis (see Note (5), below) have the sole power to vote and dispose of the number of shares set forth opposite their names.

(2) Includes 525,000 shares underlying warrants that are currently exercisable. Also includes all shares pledged to ISS on which ISS has the current right to foreclose, including 510,000 shares held in escrow.

(3) A Schedule 13D filed by Mr. Sands, Sands Brothers and the parties listed below, filed with the Commission on or about November 8, 1993, and amended on April 7, 1994, December 13, 1994, March 31, 1995, and November 9, 1995 indicates that these shares are beneficially owned by: Katie and Adam Bridge Partners, L.P.; Jenna Partners, L.P.; Jenna Partners, II, L.P.; and Owl-I Partners, L.P. The corporate general partners of the above-named limited partnerships are, respectively, K & A Bridge Partners Corp., Jenna Capital Corp., Jenna II Capital Corp. and Owl Capital Management, Inc. Mr. Steven B. Sands is the Chief Executive Officer of Sands Brothers as well as a director and the owner of 50% of the capital stock of K & A Bridge Partners Corp., Jenna Capital Corp., Jenna II Capital Corp. and Owl Capital Management, Inc. Mr. Martin S. Sands is the President of Sands Brothers as well as a director and 50% owner of the above-referred corporate general partners.
       Steven B. Sands and Martin P. Sands are the only executive officers, directors and controlling persons of Sands Brothers. On March 30, 1994, Mr. Steven B. Sands was elected to the Company's board of directors. Based on information provided by Sands Brothers to the Company, Steven B. Sands and Martin S. Sands each share voting power, directly or indirectly, over 1,261,311 shares. This amount includes: (i) 7,000 shares issuable upon exercise of the Sands Consulting Warrant issued to Sands Brothers in connection with consulting services provided to the Company; (ii) 746,061 shares over which Katie and Adam Bridge Partners, L.P. has sole voting and dispositive power; (iii) 122,500 shares over which Jenna Partners, L.P. has sole voting and dispositive power; (iv) 85,750 shares over which Jenna Partners, II, L.P. has sole voting and dispositive power; (v) 35,000 shares over which Owl-I Partners, L.P. has sole voting and dispositive power; (vi) 100,000 shares over which Lily Capital Appreciation Partners, L.P. has sole voting and dispositive power; and (vii) 165,000 shares over which Ponderosa has sole voting and dispositive power (including 100,610 shares issuable upon exercise of the Sands 1995 Placement Warrant, issued to Sands Brothers in connection with the Company's 1995 Private Placement that have been transferred to Ponderosa, and 64,390 shares issuable upon exercise of Sands Warrant issued to Sands Brothers in connection with the Company's 1993 Private Placement.) As disclosed in the November 1995 Schedule 13D, Sands Brothers transferred to its designees warrants to purchase 95,610 shares underlying the Sands 1993 Private Placement Warrant and approximately 149,390 under the Sands 1995 Placement Warrant.

(4) Includes 107,500 shares underlying presently exercisable non-qualified stock options and 120,000 shares underlying warrants that are currently exercisable.

        (5) Includes 162,000 shares underlying warrants currently exercisable and 40,000 shares issuable upon conversion of Series A preferred stock and 5,000 shares owned by his spouse.

(6)  Includes 10,000 shares underlying warrants currently exercisable.

(7)  Includes 15,000 shares underlying options currently exercisable.

(8)  Includes 17,500 shares underlying warrants currently exercisable.

(9)  Includes 7,000 shares underlying warrants currently excercisable.

(10) Includes 510,000 shares pledged to secure payment on Company notes. The Company is in default on March 31, 1995 and October 27, 1995 payments. The pledgeholder has not exercised its right to foreclose and take delivery of these shares. See "--Change in Ownership". Notwithstanding the foregoing, the Company has signed an agreement in principle which, if finalized, will result in the release of the 510,000 pledged shares to Mr. Vassell.

(11) Includes 10,000 shares underlying warrants currently exercisable.

(12) Includes 35,000 shares underlying warrants currently exercisable.

(13) Percent of class for each shareholder is calculated as if all options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares is 6,936,706. The percent of class for all executive officers and directors as a group is calculated as if all options and warrants held by any shareholders included in the group are outstanding. The denominator for the group calculation is 8,114,206.

                         Change in Ownership

     According to a Schedule 13D filed by William C. Vassell with the Commission on or about January 10, 1994, Mr. Vassell has pledged to ISS, and placed in escrow, 510,000 of his Shares in connection with the Company's acquisition of certain security guard assets from ISS. Mr. Vassell pledged said Shares as additional collateral to secure the Company's promissory notes (the "ISS Notes") to ISS originally for $1.75 million, which was then the balance of the purchase price of the ISS security guard assets. The Company and ISS have since agreed in principle to a reduction to $500,000 of the amount due to ISS.

      Under the present agreement with ISS, ISS is entitled to the transfer of so much of the pledged stock as is equal in value to the amount due. The terms of the settlement are being negotiated but contemplate the return to Mr. Vassell of his shares and the issuance of 210,000 newly issued shares in their place.

      In the event the pledged shares were delivered to ISS in foreclosure, Mr. Vassell's influence over the Company's business could be diminished as the result of the dilution of his interest in the Company. However, Mr. Vassell would remain the Chairman of the Board. (See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements".)

          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

               Board Report On Executive Compensation

      The Company's Compensation Committee advises the board on all matters related to the compensation of executive officers and is currently comprised of William C. Vassell, Peter T. Kikis and Steven
B. Sands. The Compensation Committee's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, acquisitions, cost savings, length of service, creativity and financing.

      Mr.  Vassell's  compensation has been fixed  by  an  employment agreement effective as of July, 1990. As a result of full board action, this agreement was amended as of February 24, 1995 (the date on which the assets of United Security Group Inc. were acquired), to extend the terms to July 19, 2000 and to increase the base salary to $150,000. The purpose of the extension was to ensure continuity of management during the five-year period following the acquisition of substantially all of the assets of United Security Group Inc. The increase in salary payable to Mr. Vassell was determined by the board to be in accordance with competitive rates paid senior executive officers of comparably sized companies in the security industry.

      In making determinations with respect to compensation, the Company reviewed the compensation paid to chief executive officers at other security guard companies with which the board was familiar. The base salary selected was at the low to median range of the comparison companies. Mr. Vassell's bonus is equal to varying percentages of specified levels of Pre-Tax Operating Profit ("PTOP"). Mr. Vassell is entitled to 5% of PTOP between $.5 million and $1.0 million and 2% of PTOP over $1.0 million. The bonus percentages were determined by the committee, based upon potential PTOP and the total compensation that would be payable Mr. Vassell in the event bonuses were paid. The resulting potential aggregate compensation is considered reasonable by the committee based on the achieved PTOP and is intended to provide a monetary incentive to the Mr. Vassell to maximize Company profits. The section "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS-Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements" provides further detail regarding this agreement with Mr. Vassell.

      The foregoing report has been submitted by the Company's Compensation Committee. No director has dissented to any information contained herein.
                         William C. Vassell
                           Peter T. Kikis
                           Steven B. Sands

    Compensation Committee Interlocks and Insider Participation in
                       Compensation Decisions

       While Mr. Vassell may participate in discussions and/or decisions relating to compensation for executive officers, he will vote on matters relating to his own compensation. None of the directors or executive officers serve on the Compensation Committee of any other entity with the exception of Gordon Robinett who serves on the Compensation Committee of Uniforce Services, Inc. None of the other members of the Company's board of directors are an officer, director or employee of Uniforce Services, Inc.

                        Summary Compensation

      The following table sets forth for the fiscal year ended March 31, 1996, all plan and non-plan compensation paid to, earned by, or awarded to William C. Vassell, Chairman of the Board, H. Richard Dickinson, Executive Vice President and Chief Financial
Officer and Gordon Robinett, Vice Chairman of the board and Treasurer. No other executive officer of the Company received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 1996, and, therefore, compensation for such other executive officers is not disclosed.

                     SUMMARY COMPENSATION TABLE
                  FOR THE FISCAL YEAR ENDED 3/31/96

                   Annual  Compensation                        Long-Term Compensation
                                             Other Annual               Shares
Name and          Fiscal Year                Salary                     Underlying    Shares
Principal         Ended        Annual        Compensation  Bonus        Warrants      Underlying
Position          March 31     Salary                                   Granted       Repriced
                                                                                      Warrants
William C.
Vassell 1
Chairman of the   1994         $117,692       $12,540 (3)  0            225,000 (4)   300,000(5)
Board             1995         $152,885            (2)     0            0              0
                  1996         $150,000            (2)     0            0              0

H. Richard        1996         $131,593            (2)     0            0              0
Dickinson
Chief Financial
Officer
Executive Vice-
President

Gordon Robinett   1994         $  81,538            (2)    0            0             227,500 (6)
Vice Chairman     1995         $101,923             (2)    0            0              0
of the Board and  1996         $100,000             (2)    0            0              0
Treasurer

Eugene U.         1994         $ 69,577             (2)    0            15,000(7)      0
McDonald
Senior Vice-      1995         $ 78,172             (2)    0            0              0
President -       1996         $ 88,461             (2)    $15,000      0              0
Operations
John B.           1996         $  3,331             0      0            0              0
Goldsborough8
President, Chief
Executive
Officer


(1) As of March 31, 1995, Mr. Vassell held a total of 961,950 shares and warrants for 525,000 shares of the Company's common stock. He resigned as President and Chief Executive Officer on February 24, 1995.
(2) All perquisites and other personal benefits, securities or property do not exceed 10% of the total annual salary and bonus of the executive officer.
(3)  Includes auto allowance of $9,840.
(4) The exercise price of $3.75 per share was the market value of the Company's shares on the date of grant. Remaining part of a warrant covering 500,000 shares.
(5) Includes repricing to $3.25 of the 175,000 and 125,000 shares covered by the warrants issued in 1992 and 1993, respectively.
(6) Includes repricing of the: 107,500 shares issued on January 19, 1991, with exercise price at market value of $5.00 and reduced to market value of $3.25 as of August 16, 1993; 60,000 shares issued on April 8, 1991, with exercise price at market value of $3.375 and reduced to market value of $3.25 as of August 16, 1993; and 60,000 shares issued on May 15, 1992, with exercise price at market value of $3.88 and reduced to market value of $3.25 as of August 16, 1993.
(7) The exercise price of $2.25 per share was the market value of the Company's shares on the date of grant, August 1994.
(8) On February 24, 1995 the Company retained the services of John B. Goldsborough, the former president and chief executive officer of United, to serve the Company in the same capacity. On May 1, 1995 Mr. Goldsborough resigned to pursue other interests. The Board has not named a replacement for Mr. Goldsborough.

The following table sets forth the information for the fiscal year ended March 31, 1996, with respect to each exercise of stock options and warrants, and the fiscal year end value of unexercised options and warrants for the Company's chief executive officer and each of the Company's executive officers whose total annual salary and bonus exceed $100,000. There were no tandem or free stock appreciation rights outstanding.

                           March 31, 1996
                        OPTION/WARRANT VALUES


                       Number of Shares           Value of Unexercised in-the-money
                       Underlying                 Options at 3/31/96(2)
                       Warrants Outstanding(1)
Name                   Exercisable                Exercisable
William C. Vassell     225,000 (3)                $   0
Chairman of the Board  175,000                    $   0
(4)
                       125,000                    $   0

Gordon Robinett        227,500                    $   0
Vice Chairman of the
Board and Treasurer

Eugene U. McDonald     15,000                     $   0
Senior Vice-President
- Operations



(1)  No warrants were exercised by executive officers during the fiscal year ended March 31, 1996.
(2)  Values based on the  $1.25 closing sales price of the Company's common stock on March 31, 1996.
(3) Originally 500,000 reduced to 225,000 as of approximately March 31, 1995. Mr. Vassell reduced his warrants to minimize the dilution to shareholders that resulted from the issuances that were consummated in February, 1995 in connection with the acquisition of the security guard assets of United Security
                             Group Inc.
(4) Mr. Vassell resigned as President and Chief Executive Officer on February 24, 1995.

            Comparison of Cumulative Total Return Among
           Command, NASDAQ Index and Industry Peer Group


       The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's common stock in comparison to the cumulative total return of companies which trade their securities on the NASDAQ stock market (U.S. companies) and an industry peer group defined as those companies with securities traded in NASDAQ with SIC numbers 7380 - 7389 (Miscellaneous Business Services). These companies include Pinkerton's, Inc. and total eighty-two distinct issues. The Company will provide to any shareholder, upon request, a list of the companies included in the peer group.

          Comparison of Five Year-Cumulative Total Returns
                        Performance Graph for
                    COMMAND SECURITY CORPORATION

           Produced on 09/10/96 including data to 03/29/96

                                  Legend

 CRSP Total Returns Index for:                03/28/91  03/31/92  03/31/93  03/31/94 03/31/95 03/29/96

COMMAND SECURITY CORPORATION                    100.0    133.3      93.3     101.7     51.7     33.3

Nasdaq Stock Market (US Companies)              100.0    127.5     146.5     158.1    175.9    238.8

NASDAQ Stocks (SIC 7380-7389 US Companies)      100.0    106.9      85.2      79.0     89.9    190.2
Miscellaneous Business Services


 Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 03/28/91.


Employment Agreements and Warrants and Termination of Employment and
                    Change of Control Agreements

      The Company currently has employment agreements with Messrs. Vassell and Dickinson. Mr. Vassell's agreement was amended in April of 1991 and amended and restated in June of 1991. In September 1992, this agreement was extended for two years to July 19, 1995, and further amended as of February 24, 1995, to extend to July 19, 2000.

       Pursuant to his employment agreement, as amended as of February 24, 1995, Mr. Vassell serves as Chairman of the board of the Company and is entitled to an annual salary of $150,000. Mr. Vassell is also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of (a) capital gains and losses; (b) the annual bonus; and (c) federal state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all additional Pre-Tax Operating Profit in excess of $1.0 million and is provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses. Also pursuant to the employment agreement, Mr. Vassell was awarded a warrant to purchase 175,000 shares of common stock at a price of $3.375 per share, exercisable on or after March 31, 1992.

      Pursuant to his employment agreement, Mr. Dickinson serves as Chief Financial Officer of the Company at an annual salary of $130,000. He is also entitled to an annual bonus equal to 5% of the
Company's Pre-Tax Operating Profit for each fiscal year from $.5 million to $1.0 million, and 1% of all additional Pre-Tax Operating Profit in excess of $1.0 million. In October, 1996, Mr. Dickinson was awarded a non-qualified, non-forfeitable five-year stock option to purchase 35,000 shares at a price of $1.875 per share.

      In July of 1996, the five-year employment agreement with Gordon Robinett which provided for a $100,000 per year salary, plus bonus, was mutually terminated by the Company and Mr. Robinett. In consideration of said termination, the Company entered into a consulting agreement with Mr. Robinett pursuant to which he would be paid a total of $180,000 over four years. The Company also agreed to lower the exercise price from $3.25 to $2.50 of the option and warrants covering 227,500 shares already in his name and to affirm their extension to July 19, 2000.

      In recognition of sales and profits achievements, Mr. Vassell was issued warrants covering 300,000 shares, 175,000 of which were issued in April, 1991, are exercisable at $3.25 and expire on April 8, 1998, and 125,000 of which were issued in May, 1992, are exercisable at $3.25 and expire on May 15, 1999. Mr. Vassell has also been issued warrants in connection with his December, 1993, pledge of 510,000 of his shares to ISS in connection with the Company's acquisition of certain security guard assets from ISS. Mr. Vassell pledged said shares as additional collateral to secure the Company's $1.0 million in promissory notes to ISS for the balance of the purchase price of the ISS security guard assets. Pursuant to an indemnification agreement between Mr. Vassell and the Company, the Company has agreed to indemnify Mr. Vassell for any liability, loss or expense incurred by him as a result of his pledge of shares. Furthermore, the Company issued a warrant for 500,000 shares in consideration of Mr. Vassell's undertaking to pledge his personal holdings as security for the Company's obligations to ISS. This warrant expires in December 1998 and is exercisable at $3.75 per share, the fair market value of the Company's common stock as of the date of issuance of the warrant. In connection with the United acquisition and pursuant to the Placement Agent Agreement dated February 24, 1995 between the Company and Sands Brothers, Mr. Vassell agreed to reduce the number of shares covered by the warrant to 225,000. The Company has defaulted on the $500,000 payments due to ISS on each of March 31, 1995 and October 25, 1995 as the result of disputes with ISS. The Company and ISS have entered into an agreement in principle to settle these disputes. The terms of the settlement are being negotiated but contemplate the return to Mr. Vassell of his shares and the issuance of 210,000 newly issued shares in their place.

      In September of 1992, the Company entered into a Compensation Continuation Agreement with Mr. Vassell in consideration for his agreement to extend the term of his employment for two years. This Agreement provides that, if, within specified periods of a Change of Control of the Company (as defined in the Agreement) Mr. Vassell's employment is terminated by the Company without Cause (as defined in said Agreement), or if Mr. Vassell terminates his employment for Good Reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the Change of Control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a Change in Control would be
2.99 times his total compensation of $150,000 for the fiscal year ended March 31, 1996, or approximately $450,000.

     In May 1992, as an incentive for outside directors, the board of directors issued to Peter J. Nekos a five-year warrant to purchase 10,000 shares at an initial exercise price of $3.88 per share, the fair market value on the date of grant. In recognition of Mr. Nekos' contributions to the Company, in August 1993, the board of directors authorized the extension of Mr. Nekos' outstanding warrant by two years and reduced the purchase price to $3.25 per share, the fair market value on the date of the extension. In consideration of their contributions as members of the Board, Mr. Nekos and Gregory J. Miller each received warrants in October 1996 for 10,000 shares exercisable at $1.875 over five years, and Mr. Peter T. Kikis received warrants in October 1996 to purchase 150,000 shares over five years at a price of $1.875 per share.

      Other than pursuant to the employment agreements for Messrs. Vassell and Dickinson, the Compensation Continuation Agreement for Mr. Vassell, the Severance Agreement with Mr. Goldsborough and the Consulting Agreement with Mr. Robinett, there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

      Other than the compensation described above, there are no long-
term   incentive  plans  for  the  persons  named  in   the   Summary
Compensation Table. The Company does not have a pension plan.


                       SECTION 16(a) REPORTING

      Each director and executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, and
each other person who beneficially owns more than 10% of the Company's common stock, is required by Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and written representations to the Company from all directors except Steven B. Sands with respect to the fiscal year ended March 31, 1996, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 1996, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 1996 or prior fiscal years. Steven B. Sands did not file a Form 5 with the Company for the fiscal year ending March 31, 1996, or a representation that said form need not be filed.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On February 24, 1995 in connection with the acquisition of United, the Company entered into a subordinated loan agreement with Deltec Development Corporation, a subsidiary of Deltec International SA. Peter T. Kikis, a director of the Company, is a director of Deltec International SA. The original principal balance of the loan was $1,500,000 payable over four years at 14% interest.

      Steven B. Sands is Chairman of Sands Brothers & Co., Ltd. ("Sands Brothers") a broker-dealer and investment banking firm with respect to which the Company has entered into numerous agreements. Sands Brothers was engaged as private placement agent in connection with the Company's 1993 and 1995 private placements. Lloyd H. Saunders, III is a managing director at Sands Brothers.

      In response to the request of the subject warrant holders, on October 4, 1996, the board determined that it would be in the best interest of all shareholders to authorize a one (1) year extension of the warrant covering 800,000 shares issued to investors in the 1993 Private Placement. The warrants have a current exercise price of $3.50 and expire by their terms on October 28, 1996. The expiration date has been extended to October 28, 1997.

      Steven B. Sands and Peter T. Kikis, members of the board, have an interest in 95,610 and 12,000 shares, respectively, underlying warrants which were extended as described above. Both Mr. Sands and Mr. Kikis purchased their warrants as part of a Private Placement in 1993.Mr. Sands ownership is through related parties. (See OWNERSHIP OF SECURITIES, footnote 3 to beneficial ownership table.)


            CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
               ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On February 5, 1996, at the direction of its Board of Directors, the Company advised Coopers & Lybrand LLP ("Coopers") that due to cost containment efforts, its engagement of Coopers as its independent public accountants was terminated. The Board also determined to engage D'Arcangelo & Co. LLP ("D'Arcangelo"), as its new independent public accountants, effective as of February 8, 1996.

       The   following  information  concerns  prior   opinions   and
disagreements with the Company's former accountants during the fiscal years ending March 31, 1994 and 1995.

     Cooper's report on the financial statements for the fiscal years ended March 31, 1994 and March 31, 1995 contained an opinion modified to disclose substantial doubt about the Company's continuation as a going concern. Coopers' report on the financial statements for the year ended March 31, 1994 also contained a modification to disclose the restatement of the Company's March 31, 1992 and March 31, 1993 year-end financial statements. The restatements were made in connection with the application of an accounting principle related to the method of recognizing gain on sales of the Company's customer lists and advances to service companies in exchange for notes. Previously, the Company recognized gain associated with the sale of a customer list at the date the transaction was consummated if certain conditions, such as the adequacy of collateral and a reasonable expectation of performance, were met. Advances to service companies were recorded as a current or long-term asset, depending on the term of the note. Upon reconsideration, the Company determined that, absent an adequate down payment at closing, such gain should be recognized only when cash collections are received. Advances to customer list purchasers are charged to operations and recognized only upon recovery.

      The above-mentioned application of an accounting principle was the subject of a disagreement between the Company and Coopers in early February l994. The disagreement was resolved to the satisfaction of Coopers and the Company's Board of Directors. The Company has authorized Coopers to respond fully to the inquiries of the successor accounting firm, D'Arcangelo, regarding the disagreement.

      In connection with the disagreement with Coopers, the Company consulted with D'Arcangelo concerning the recognition of earnings generated by the Company from one of its service agreement clients. D'Arcangelo, which has been providing supplemental accounting and consulting services to the Company, expressed its view regarding this matter of disagreement with Coopers. D'Arcangelo's views were that the Company's method of recognizing earnings from its service agreement clients was correct. As stated above, Cooper's view was that certain earnings reported by the Company in connection with one of its service agreement clients was not the correct manner of accounting for those transactions.

      Upon final disposition of the matters which were the subject of the disagreement, all parties, including the Company, Coopers and D'Arcangelo, were in agreement with the manner in which the subject matter was accounted for.
                              AUDITORS

      D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ending March 31, 1996 and has been selected by the board of directors to audit the Company's financial statements for the fiscal year ending March 31, 1997. Representatives of D'Arcangelo & Co., LLP are expected to be present at the Meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the annual meeting, the shareholders will be asked to ratify the selection.

      The board of directors recommends that shareholders vote FOR this Proposal.

        SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
            FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

      Shareholder proposals intended for inclusion in the proxy material for the 1997 annual meeting of shareholders, and nominations for directors to be elected at the 1997 Annual Meeting, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than July 21, 1997, and not earlier than June 21, 1997, in order for such proposals and nominations to be included in the proxy material for the 1997 annual meeting of shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on;
(d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name and residence and business address of the shareholder who makes the nomination; (g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.


              ADDITIONAL INFORMATION AND OTHER MATTERS

      The Company's financial statements, and Management's Discussion and Analysis thereof, are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 1996, a copy of which is being provided to you together with this proxy statement. Any exhibit may be obtained, at a reasonable charge, by writing to the Company, Route 55, Lexington Park, Lagrangeville, New York 12540.

      Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the Meeting. However, if any other matters should come before the Meeting, it is intended that the holders of the proxies will vote them in their discretion.


                                     By order of the board of directors,



                                     Debra M. Miller, Secretary

Dated:   October 21, 1996